                                                                  Exhibit 10.13
                         PURCHASE AND SALE AGREEMENT
                            AND ESCROW INSTRUCTIONS

                                    Between

                              LEVI STRAUSS & CO.,
                             a Delaware corporation
                                    as seller

                                      and

                             WILLIAM-SONOMA, INC.,
                            a California corporation
                                    as Buyer


                         Dated as of December 14, 1999

                               TABLE OF CONTENTS

                                                                         Page
1.  Execution of Agreement ............................................    1

2.  Property Subject to Agreement .....................................    1
    2.1.  Land ........................................................    1
    2.2.  Improvements ................................................    1
    2.3.  ATM Lease ...................................................    1
    2.4.  Contracts ...................................................    1
    2.5.  Personal Property ...........................................    2
    2.6.  Certain Personal Property, Parking, Generator Access, and
          Continued Occupancy .........................................    2

3.  Purchase Price, Payment of Purchase Price and Liquidated
    Damages ...........................................................    3
    3.1.  Purchase Price ..............................................    3
    3.2.  Payment of Purchase Price ...................................    3
    3.3.  Intentionally deleted .......................................    3
    3.4.  Deposit as Liquidated Damages ...............................    3

4.  "As Is, Where Is" Sale ............................................    4
    4.1.  Disclaimer and Release ......................................    4

5.  Title to Property .................................................    6

6.  Conditions Precedent to Closing ...................................    7
    6.1.  Conditions ..................................................    7
    6.2.  Effect of Failure of Conditions .............................    7

7.  Escrow and Closing ................................................    7
    7.1.  Escrow Instructions .........................................    7
    7.2.  Closing .....................................................    7
    7.3.  Deliveries By Seller ........................................    7
    7.4.  Deliveries By Buyer .........................................    8
    7.5.  Other Instruments ...........................................    8
    7.6.  Prorations and Apportionments ...............................    9
    7.7.  Closing Costs and Expenses ..................................    9
    7.8.  Insurance; Utilities ........................................   10
    7.9.  Close of Escrow .............................................   10
    7.10. Notification; Closing Statements ............................   10

8.  Representations, Warranties and Covenants .........................   10
    8.1.  Buyer's Representations and Warranties ......................   10
    8.2.  Seller's Representations and Warranties .....................   11
    8.3.  Continuation and Survival of Representations and
          Warranties ..................................................   11
    8.4.  Limitation of Liability .....................................   11

9.  Possession ........................................................   12

10.   Loss By Fire or Other Casualty: Condemnation............... 12
      10.1.   Damage or Destruction.............................. 12
      10.2.   Condemnation....................................... 12

11.   Miscellaneous.............................................. 13
      11.1.   Notices............................................ 13
      11.2.   Brokers and Finders................................ 14
      11.3.   Successors and Assigns............................. 15
      11.4.   Recording.......................................... 15
      11.5.   Amendments......................................... 15
      11.6.   Interpretation..................................... 15
      11.7.   Governing Law...................................... 15
      11.8.   Entire Agreement................................... 15
      11.9.   Attorneys' Fees and Costs.......................... 15
      11.10.  Time of Essence.................................... 15
      11.11.  Consultant Reports................................. 15
      11.12.  No Waiver.......................................... 15
      11.13.  Further Acts....................................... 15
      11.14.  No Intent To Benefit Third Parties................. 16
      11.15.  Performance Due On Day Other Than Business Day..... 16
      11.16.  Confidentiality.................................... 16
      11.17.  "Real Estate Reporting Person"..................... 16
      11.18.  Venue.............................................. 16
      11.19.  No Joint Venture; Not an Offer..................... 16
      11.20.  Counterparts....................................... 17

                                  EXHIBIT LIST


          EXHIBIT                            SECTION REFERENCE

     A - Legal Description                          2.1
     B - Access Agreement                           2.6
     C - Grant Deed                                 7.3
     D - Bill of Sale                               7.3
     E - Assignment of Lease                        7.3
     F - Assignment of Contracts                    7.3
     G - Notice to Tenant                           7.3
     H - Delivered Documents                        4.1

                           PURCHASE AND SALE AGREEMENT
                             AND ESCROW INSTRUCTIONS


      This PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (the "Agreement") is made as of December 14, 1999 (the "Effective Date"), by and between Levi Strauss & Co., a Delaware corporation ("Seller"), and Williams-Sonoma, Inc., a California corporation ("Buyer").

                                 R E C I T A L S

      A. Seller owns that certain Property (as hereafter defined) commonly known as Icehouse One and Icehouse Two, in the City and County of San Francisco, State of California, as more particularly described below.

      B. Buyer desires to purchase the Property from Seller, and Seller desires to sell the Property to Buyer, on the terms and conditions set forth herein.

                                A G R E E M E N T

      NOW, THEREFORE, in consideration of the foregoing recitals and mutual agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

      1.    EXECUTION OF AGREEMENT

      This Agreement shall be effective as of the Effective Date set forth above.

      2.    PROPERTY SUBJECT TO AGREEMENT

      On and subject to the terms and conditions of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller all of Seller's right, title and interest in and to the following:

            2.1 Land. That certain land described in Exhibit A attached hereto, and all appurtenant rights, privileges and easements thereto (collectively, the "Land").

            2.2 Improvements. All of Seller's right, title and interest in and to all buildings, structures, fixtures (but specifically excluding any improvements or fixtures that are the property of Bank of America under the ATM Lease), landscaping and other improvements located on the Land (collectively, the "Improvements"). The Land and the Improvements are collectively referred to herein as the "Real Property;"

            2.3 ATM Lease. All of Seller's right, title and interest as lessor in and to the ATM lease with Bank of America, to the extent it is in effect on the Closing Date (the "ATM Lease");

            2.4 Contracts. To the extent transferable without consent, all of Seller's right, title and interest in and to any and all service contracts for the Real Property in effect on the Closing Date (collectively, the "Contracts"); and

            2.5 Personal Property. The tangible personal property owned by Seller and described in the Bill of Sale (the "Personal Property"). The Land, the Improvements, the ATM Lease, the Contracts and the Personal Property are collectively referred to herein as the "Property."

            2.6 Certain Personal Property, Parking, Generator Access, and Continued Occupancy.

                  (a) Except for the Personal Property described in the Bill of Sale, the Property shall not include, and Seller shall have the right to remove from the Property, its computers, copiers and other office equipment, and its furniture, work stations, signage, emblems, trade materials, logos and art work from the Property.

                  (b) Pursuant to an agreement of record dated October 24, 1973 ("Parking Agreement"), the owner of the Levi's Plaza property is to make available for rental up to 120 off-street parking spaces in parking facilities within or near Levi's Plaza and/or within a permissible distance from the Property as provided in such Parking Agreement. For the term of Seller's existing leases of space in Levi's Plaza (as amended from time to time and as extended under options or otherwise), or for so long as Seller (or any successor-in-interest to Seller by way of merger, consolidation, the sale of all or substantially all of Seller's assets or stock, or other business arrangement) is a tenant or occupant of any portion of the Levi's Plaza property, to the extent Buyer elects to rent more than sixty (60) parking spaces under the Parking Agreement, Buyer agrees to use its best efforts to satisfy its right to rent more than sixty (60) parking spaces under the Parking Agreement by renting any excess over such sixty (60) of such parking spaces in parking facilities other than the garage at 1155 Battery Street. If in Seller's reasonable judgment it may be necessary or appropriate to seek any municipal consents or to amend the Parking Agreement to implement the foregoing agreement, Buyer shall support and cooperate with Seller in such efforts. At Seller's request, the parties shall execute and cause to be recorded at Closing a memorandum of the parties' agreement described in this Section 2.6(b).

                  (c) Seller currently uses a generator located on the ground floor of Icehouse One to serve certain important electrical needs for Seller's premises at Levi's Plaza. Pursuant to the Access Agreement attached hereto as Exhibit B (the "Access Agreement"), Buyer agrees to grant to Seller continued access and the right to use such area of the Property for the use, operation and maintenance of the generator.

                  (d) For a period not to exceed the later of the date which is (i) seventy-five (75) days following the Closing, or (ii) May 1, 2000, Seller shall be permitted to continue to occupy rent-free and conduct its business in a portion of the Property, consisting of approximately 30,000 square feet, comprised of the 7th floor of Ice House One, the 1st floor of Ice House Two, and the Ice House One 1st floor switch and IT server room. Seller shall continue to own and shall have the right to remove its office and telecommunications equipment and furniture located in the space, and, upon the termination of such occupancy, Seller agrees, if so requested by Buyer, to repair any material damage to the Property caused by Seller's removal of its furniture and equipment from such space. The parties shall cooperate in good faith to provide for Buyer's phased occupancy of the Property.

          The provisions of this Section 2.6 shall survive the Closing.

      3.    PURCHASE PRICE, PAYMENT OF PURCHASE PRICE AND LIQUIDATED DAMAGES

            3.1 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property to Buyer, the sum of Eighty Million Dollars ($80,000,000.00) (the "Purchase Price"). The Purchase Price shall be payable in full as set forth below.

            3.2 Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

                  (a) Concurrently with its execution and delivery of this Agreement to Seller, Buyer shall deposit the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the "Deposit") in immediately available funds with Seller. The Deposit is and shall be non-refundable to Buyer, and may be used and retained by Seller, subject to return to Buyer only in the event Seller defaults under this Agreement, as provided in Section 3.4.

                  (b) The balance of the Purchase Price (i.e., the Purchase Price minus the Deposit, and all credits and prorations in favor of Buyer, if any), together with Buyer's share of all closing costs and any prorations charged to Buyer, shall be placed into Escrow (as defined below) by wire transfer of immediately available funds not later than one business day before the Closing Date. Buyer shall cause Escrow Holder to pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (as adjusted by Seller's share of credits, prorations and closing costs) no later than 11:00 a.m. (Pacific Time) on the Closing Date.

            3.3   Intentionally deleted.

            3.4 Deposit as Liquidated Damages. IF THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED, THEN UNLESS BUYER HAS VALIDLY AND TIMELY EXERCISED ITS TERMINATION RIGHTS SET FORTH IN ARTICLE 10, OR UNLESS THE FAILURE TO CONSUMMATE THE SALE IS DUE SOLELY TO A DEFAULT OF SELLER, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF SUCH A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES AGREE AND ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES. THE PARTIES FURTHER ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF SUCH A DEFAULT ON THE PART OF BUYER OR A FAILURE TO CLOSE AS PROVIDED ABOVE, OTHER THAN THE OBLIGATIONS OF BUYER HEREIN WHICH EXPRESSLY SURVIVE TERMINATION OR CANCELLATION HEREOF. IN ADDITION, BUYER SHALL PAY ALL TITLE AND ESCROW CANCELLATION CHARGES.

      IF THE CLOSING FAILS TO OCCUR DUE SOLELY TO A DEFAULT OF SELLER, THEN THIS AGREEMENT SHALL TERMINATE AND BUYER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL BE ENTITLED TO THE RETURN OF THE DEPOSIT, AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS TO THE OTHER HEREUNDER OTHER THAN THE OBLIGATIONS

WHICH EXPRESSLY SURVIVE TERMINATION OR CANCELLATION HEREOF. IN ADDITION, SELLER SHALL PAY ALL TITLE AND ESCROW CANCELLATION CHARGES. AS MATERIAL AND SUBSTANTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, BUYER HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO CLAIM OR ASSERT ANY RIGHT WHICH BUYER MAY HAVE TO (a) SPECIFIC PERFORMANCE OR ANY OTHER EQUITABLE REMEDY, (b) RECORD OR FILE A LIS PENDENS OR OTHER MATTER AFFECTING TITLE TO OR ANY INTEREST IN THE PROPERTY, (c) CLAIM A VENDEE'S LIEN UPON THE PROPERTY, OR (d) DAMAGES AGAINST SELLER. NOTWITHSTANDING THE FOREGOING, IN THE EVENT THAT SELLER HAS BREACHED THIS AGREEMENT BY WRONGFULLY REFUSING TO CONVEY TITLE TO THE PROPERTY AS PROVIDED HEREIN, BUYER MAY PURSUE AN ACTION FOR SPECIFIC PERFORMANCE AGAINST SELLER PROVIDED THAT (e) SELLER SHALL NOT BE REQUIRED TO PERFORM ANY ACT IN CONNECTION WITH SUCH CONVEYANCE, EXCEPT AS SPECIFICALLY PROVIDED FOR HEREIN, AND (f) BUYER SHALL COMMENCE ANY SUCH ACTION FOR SPECIFIC PERFORMANCE WITHIN FIFTEEN (15) DAYS OF SELLER'S WRONGFUL REFUSAL TO CONVEY TITLE TO THE PROPERTY AS PROVIDED HEREIN. BUYER SHALL NOT BE ENTITLED TO RECORD A LIS PENDENS AGAINST THE PROPERTY OTHER THAN IN CONNECTION AND CONCURRENTLY WITH THE FILING OF SUCH SPECIFIC PERFORMANCE ACTION.

        Buyer's Initials  ___________   Seller's Initials __________


      4.    "AS IS, WHERE IS" SALE

            4.1 Disclaimer and Release. As an essential inducement to Seller to sell the Property to Buyer on the terms and conditions set forth in this Agreement, Buyer acknowledges, understands and agrees as follows:

                  (a) "AS IS, WHERE IS." Except as expressly provided in the representations and warranties in Section 8.2 hereof, the sale of the Property hereunder is and will be made on an "As Is, Where Is" basis and Seller has not made, does not make and specifically disclaims and negates any representations, warranties or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future of, as to, concerning or with respect to the Property or any other matter whatsoever.

                  (b) Sophisticated Buyer. Buyer represents that it is a sophisticated purchaser who is familiar with the ownership and operation of real estate projects similar to the Property and Buyer acknowledges that Buyer has had adequate opportunity to complete all physical, financial and other examinations relating to the Property that it deems necessary, and will acquire the same solely on the basis of such examinations, and not any information provided or to be provided by Seller (other than as expressly provided in Section 8.2). Buyer has had the opportunity to perform such investigations as it deems necessary, and to review the documents and materials provided by Seller or its agents, including those referenced on ExhibitH hereof, and shall assume the risk that adverse matters, including, but not limited to, construction defects and adverse physical and environmental conditions, may exist, and may not have been revealed by Buyer's investigations.

                  (c) Disclaimers. Without limiting the generality of subsection (a) or (b) above, other than as expressly provided in Section 8.2 below, neither Seller nor any of its agents, brokers, attorneys or employees has made or does make any representations or warranties, whether oral or written, express or implied, including without limitation, with respect to (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements or seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, and other utility systems, facilities and appliances, and the square footage within all or any part of the Improvements, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the development potential of the Property, (iv) the zoning or other legal status of the Property or any other public or private restrictions on use, or any easements or appurtenant rights respecting, the Property, (v) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vi) the presence or absence of Hazardous Materials in, on, under or about the Property or any adjoining or neighboring property, (vii) the condition of title to the Property, or (viii) the ATM Lease, Contracts, or other agreements affecting the Property. Seller expressly disclaims and negates as to the Property (ix) any implied or express warranty of merchantability; (x) any implied or express warranty of fitness for a particular purpose; and (xi) any other implied or express warranty with respect to the Property. All documents, reports, studies and other information or materials delivered or disclosed to Buyer by Seller or anyone on behalf of Seller (the "Due Diligence Materials"), if any, are solely for Buyer's convenience and are or will be obtained from a variety of sources. Seller has not made any independent investigation or verification of Due Diligence Materials, and makes no representation as to the accuracy or completeness of Due Diligence Materials. Seller shall not be liable for any negligent misrepresentation or any failure to investigate the Property nor shall Seller be bound or liable in any manner by any verbal or written statement, representations, appraisals, environmental assessment reports, or other information pertaining to the Property or the operation thereof, furnished by Seller or any of Seller's agents, consultants, brokers or employees. As used herein, "Hazardous Materials" means any chemical, compound, material, mixture, living organism or substance that is now or hereafter becomes defined or listed in, or otherwise classified pursuant to any Environmental Law as a hazardous substance, hazardous material, hazardous waste, extremely hazardous waste, infectious waste, toxic substance, toxic pollutant or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity or toxicity, and shall include, without limitation, any polychlorinated biphenyls
(PCBs), asbestos, lead-based paint or building materials, radon, petroleum, natural gas, natural gas liquids, liquified natural gas or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). "Environmental Laws" shall mean any and all present and future federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits issued pursuant to these laws, and other requirements of governmental authorities relating to the environment, to any Hazardous Material or to any activity involving Hazardous Materials, and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Federal Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), and all other applicable provisions of federal, state and local laws related to the environment.

                  (d) RELEASE. BUYER RELEASES SELLER AND ALL PARTIES RELATED TO OR AFFILIATED WITH SELLER, INCLUDING WITHOUT LIMITATION SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS, CONTRACTORS AND EMPLOYEES (EACH, A "SELLER RELATED PARTY") FROM ALL CLAIMS WHICH ANY BUYER OR ANY PARTY RELATED TO OR AFFILIATED WITH BUYER (EACH, A "BUYER RELATED PARTY") HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY,

INCLUDING, WITHOUT LIMITATION, THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE CONTRACTS, THE ATM LEASE AND THE TENANT THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN DESIGN OR CONSTRUCTION, ANY ENVIRONMENTAL, STRUCTURAL OR PHYSICAL CONDITIONS, AND ANY NATURAL HAZARD DISCLOSURES REQUIRED UNDER GOVERNMENT CODE SECTIONS 8589.3, 8589.4 AND 51183.5 AND PUBLIC RESOURCES CODE SECTIONS 2621.9, 2694 AND 4136, AND BUYER SHALL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. NOTWITHSTANDING THE FOREGOING, THIS RELEASE SHALL NOT APPLY TO ANY BREACH OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 8.2 OR TO THOSE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT WHICH ARE EXPRESSLY STATED HEREIN TO SURVIVE THE CLOSING. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION, AND IN THAT REGARD BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS AND BENEFITS IT MAY NOW HAVE OR HEREAFTER ACQUIRE UNDER CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

            Initials of Buyer __________

                  (e) Conspicuous. To the extent required to be operative, the parties acknowledge that the disclaimers or warranties contained herein are "conspicuous" disclaimers for purposes of any applicable law, rule, regulation or order.

                  (f) Indemnity. Buyer shall indemnify, defend (using counsel reasonably satisfactory to Seller) and hold Seller and each and every Seller Related Party harmless from and against any claims, liens, expenses, costs (including, without limitation, attorneys' fees, including allocated costs of in-house counsel), liabilities, damages, losses, demands, actions or causes of action of whatever kind or nature arising out of or in any way connected, directly or indirectly, with Buyer's use, operation, improvement, sale or lease of the Property after the Closing.


      5.    TITLE TO PROPERTY

            Buyer heretofore has reviewed and approved the title report and all exceptions referred to therein dated October 26, 1999 from Chicago Title Insurance Company ("Title Company"), and any supplements thereto as may have been obtained by or delivered to Buyer (collectively "Title Report"), and the ALTA Survey dated December 3, 1999, prepared by Martin M. Ron Assoc., Inc., and Buyer has approved the Title Report, the Survey, and all matters related to the condition of title to the Property. At the Closing, Seller shall convey to Buyer fee title to the Property, subject to all matters of record (including without limitation those disclosed by the

Title Report) by execution and delivery of a Grant Deed (the "Grant Deed") in the form attached hereto as Exhibit C. Buyer's sole recourse for a defect in title shall be to enforce Buyer's rights under its Owner's Title Policy issued by the Title Company, and Seller shall have no liability to Buyer based upon any defect in or other matter related to the title acquired by Buyer. The Owner's Title Policy may include such reasonable endorsements as Buyer may reasonably require, provided that (i) Buyer shall have obtained prior to the Effective Date of this Agreement the commitment of the Title Company to issue such endorsements, (ii)the issuance of such endorsements shall not be a condition to Buyer's obligations hereunder, and (iii)any such endorsements shall be at Buyer's sole cost.

      6.    CONDITIONS PRECEDENT TO CLOSING

            6.1 Conditions. The following conditions are conditions precedent to Seller's obligation to sell the Property:

                  (a) Compliance by Buyer. Buyer shall have complied with each and every covenant and condition of this Agreement to be kept or complied with by Buyer.

                  (b) Representations and Warranties. All of Buyer's representations and warranties set forth in Section 8.1 hereof shall be true and correct in all material respects as of the Closing Date.

            6.2 Effect of Failure of Conditions. In the event that there shall be failure of any of the conditions contained in Section 6.1, Seller may terminate this Agreement and the Deposit shall be retained by Seller as provided in Section 3.4 above. If Seller so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder, except for those rights and obligations which expressly survive termination.

      7.    ESCROW AND CLOSING

            7.1 Escrow Instructions. Escrow herein (the "Escrow") shall be established at Chicago Title Insurance Company, 388 Market Street, Suite 1300, San Francisco, California ("Escrow Holder"). This Agreement shall serve as the instructions to Escrow Holder to consummate the purchase and sale as contemplated hereby. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement. If there is any conflict between the provisions of this Agreement and any supplementary escrow instructions, however, the terms of this Agreement shall control.

            7.2 Closing. The closing hereunder (the "Closing") shall be the date the Grant Deed is recorded, which date shall be no earlier than January 31, 2000 and no later than February 14, 2000 (the "Closing Date"), time being of the essence.

            7.3 Deliveries By Seller. Seller shall deposit with Escrow Holder, on or before the Closing Date in time sufficient to permit Escrow Holder to record and close the Escrow on the Closing Date, the following:

                  (a) The Grant Deed, duly executed and notarized and otherwise in recordable form;

                  (b) The Access Agreement, duly executed and notarized and otherwise in recordable form, in the form of Exhibit B attached hereto;

                  (c) A Non-Foreign Affidavit, ("Seller's Non-Foreign Affidavit") executed by Seller and satisfying the requirements of Section 1445 of the United States Internal Revenue Code of 1986, as amended (the "IRC");

                  (d) A Bill of Sale, in the form of Exhibit D attached hereto, conveying, without warranty, the Personal Property;

                  (e) Two executed counterparts of an Assignment and Assumption of Lease (the "Assignment of Lease"), the form of which is attached hereto as Exhibit E, pursuant to which Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller's rights and obligations under the ATM Lease;

                  (f) Two executed counterparts of an Assignment and Assumption of Contracts (the "Assignment of Contracts"), the form of which is attached hereto as Exhibit F, pursuant to which Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller's rights and obligations under the Contracts;

                  (g) An executed Tenant Notice Letter ("Tenant Notice Letter") in the form of Exhibit G attached; and

                  (h)   A closing statement approved and executed by the Seller.

            7.4 Deliveries by Buyer. Buyer shall deliver to Escrow Holder, on or before the Closing Date in time sufficient to permit Escrow Holder to record and close the Escrow on the Closing Date, the following:

                  (a) Cash or other good funds sufficient to pay the Purchase Price, the closing costs and any other amounts payable by Buyer in order to permit Escrow Holder to close the Escrow;

                  (b)   An executed and notarized Access Agreement;

                  (c)   Two executed counterparts of the Assignment of Leases;

                  (d) Two executed counterparts of the Assignment of Contracts;

                  (e)   An executed Tenant Notice Letter; and

                  (f)   A closing statement approved and executed by the Buyer.

            7.5 Other Instruments. Seller and Buyer shall each deposit any other documents or instruments that may be reasonably required by the other party and/or Escrow Holder, or that are otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof.

            7.6   Prorations and Apportionments.

                  (a) General real estate taxes and assessments against the Property shall be prorated as of the Closing Date, based on a three hundred sixty-five (365) day year. Seller shall be charged (or credited, if already paid) for taxes and assessments incurred up to (but not including) the Closing Date and Buyer shall be charged for all of the same on and after the Closing Date. Notwithstanding anything to the contrary in the foregoing, Seller shall retain the right to receive all refunds for overpayments of real property taxes and assessments to the extent paid by Seller and attributable to the period of time prior to the Closing Date, and Seller shall have the sole right to prosecute an appeal or claim with respect to such amounts.

                  (b) All rentals, tenant charges and reimbursements under the ATM Lease in respect to the month in which the Closing Date occurs (the "Current Month") shall be prorated as of the Closing Date. All of these amounts for the Current Month which have been received as of the Closing Date shall be prorated on a per diem basis based upon the number of days in the Current Month prior to, but not including, the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month from and after the Closing Date (which shall be allocated to Buyer).

                  (c) Prepaid rentals and other prepaid tenant charges for periods after the Current Month, and the current balance of the security deposit, if any (including any portion thereof which may be designated as prepaid rent), under the ATM Lease, if and to the extent that such deposit is in Seller's actual possession and has not been otherwise applied by Seller to any obligations of the tenant under the ATM Lease, shall be credited against the Purchase Price, and upon the closing of the transaction contemplated hereby, Buyer shall assume full responsibility for the security deposit to be refunded to the tenant under the ATM Lease (to the extent the same is required to be refunded by the terms of the ATM Lease).

                  (d) All charges under Contracts and any other expenses of the Property shall be prorated on a per diem basis based upon the number of days in the then current billing period for such service provider or other payee prior to, but not including, the Closing Date (which shall be allocated to Seller), and the number of days in such current billing period from and after the Closing Date (which shall be allocated to the Buyer), and assuming that all charges are incurred uniformly during such current billing period. If actual bills for such current billing period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills. Any amount shown to be owed by Seller as a result of the foregoing proration shall be credited to Buyer at the Closing, and any amounts shown to be owed to Seller as a result of the foregoing proration shall be credited to Seller at Closing.

                  (e) Prior to Closing, Buyer and Seller shall review and approve the prorations set forth in this Section 7.6. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best information then available. When actual figures are later received, a cash settlement thereof will promptly be made between Seller and Buyer by delivery of a check or cashier's check to the party that is owed a sum of money, which check shall be delivered within ten (10) business days after the parties have calculated such post-closing prorations. The provisions of this Section shall survive the Closing.

            7.7 Closing Costs and Expenses. Buyer shall pay all recording costs, title insurance premiums, the cost of any title endorsements, and the Escrow Holder's fees. Seller shall pay the City and County of San Francisco documentary transfer taxes. Each party shall pay its own attorneys' fees. Any other closing costs shall be allocated in accordance with local custom.

            7.8 Insurance; Utilities. Buyer acknowledges that Seller will cause its policies of casualty and liability insurance, if any, to be terminated with respect to the Property as of the Closing Date. Buyer shall be responsible for obtaining its own insurance and utilities as of the Closing Date and thereafter. All utilities shall be transferred to Buyer's name as of the Closing Date. Any deposits for utilities made by Seller shall be refunded to Seller and Buyer shall arrange for any required replacements therefor.

            7.9 Close of Escrow. Provided that (i) Escrow Holder has received the documents and funds described in Sections 7.3, 7.4 and 7.5 hereof, and (ii) Escrow Holder has not received prior written notice from either party to the effect that an agreement of either party made hereunder has not been performed or to the effect that any condition set forth herein has not been satisfied or waived, Escrow Holder is authorized and instructed at 8:00 a.m. on the Closing Date (or as soon thereafter as practicable) to:

                  (a) Cause the Grant Deed and the Access Agreement to be recorded in the Recorder's Office of the City and County of San Francisco;

                  (b) Deliver, in the manner specified by Seller in separate instructions to Escrow Holder, the Purchase Price to Seller, less Seller's share of prorations as required herein;

                  (c) Deliver one fully executed original of the Assignment of Lease and the Assignment of Contracts to each of Seller and Buyer;

                  (d)   Deliver Seller's Non-Foreign Affidavit to Buyer;

                  (e)   Deliver the Bill of Sale to Buyer;

                  (f)   Deliver to Bank of America the Tenant Notice Letter; and

                  (g) Deliver to Buyer and Seller copies of the final closing statements.

            7.10 Notification; Closing Statements. If Escrow Holder cannot comply with the instructions herein (or as may be provided later), Escrow Holder is not authorized to cause the recording or delivery of any of the foregoing documents. If Escrow Holder is unable to cause the recording, Escrow Holder shall notify the parties without delay. Immediately after the Closing, Escrow Holder shall deliver to Buyer and Seller, respectively, at their addresses listed in Section 11.1 hereof, a true, correct and complete copy of the Seller's and Buyer's Closing Statements, in forms customarily prepared by Escrow Holder, as well as all other instruments and documents to be delivered to Buyer and Seller.

      8.    REPRESENTATIONS, WARRANTIES AND COVENANTS

            8.1 Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows as of the Effective Date and as of the Closing
Date:

                  (a) Buyer is a California corporation duly formed, validly existing and in good standing under the laws of the State of California, and Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein;

                  (b) This Agreement and all documents executed by Buyer that are to be delivered to Seller at the Closing are, and at the time of the Closing will be duly authorized, executed and delivered by Buyer and the person(s) executing this Agreement and all such documents on behalf of Buyer is (are) and shall be duly authorized to so execute and deliver this Agreement and such documents on behalf of Buyer; and

                  (c) No representations of any kind (whether oral or written, express or implied) have been made by Seller to Buyer except as specifically provided in Section 8.2 hereof, and Buyer hereby represents and warrants to Seller that Buyer is acquiring the Property solely in reliance on Buyer's own evaluation thereof.

            8.2 Seller's Representations and Warranties. Seller represents and warrants to Buyer as follows as of the Effective Date and as of the Closing
Date:

                  (a) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and Seller has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein; and

                  (b) This Agreement and all documents executed by Seller that are to be delivered to Buyer at the Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Seller, and the person(s) executing this Agreement and all such documents on behalf of Seller is(are) and shall be duly authorized to so execute and deliver this Agreement and such documents on behalf of Seller.

            8.3 Continuation and Survival of Representations and Warranties. All representations and warranties by Buyer contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and, together with all conditions, covenants and indemnities made by Buyer contained herein or pursuant to this Agreement, shall survive the execution and delivery of this Agreement and the Closing, or any termination of this Agreement. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (A) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer at or prior to Closing, (B) unless the valid claims for all such breaches collectively aggregate more than Two Hundred Fifty Thousand Dollars ($250,000.00), in which event the full amount of such claims shall be actionable, and (C) unless (i) written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller within six (6) months following the Closing, and (ii) an action shall have been commenced by Buyer against Seller with respect to such breach prior to thirty (30) days following the expiration of said six (6) month period. Unless each of the foregoing conditions has been satisfied, any claim based on a breach of any such representation and warranty shall be deemed to have been waived, and such representations and warranties shall be of no further force or effect.

            8.4 Limitation of Liability. Any claims brought by Buyer against Seller (i) for default under or breach of this Agreement, (ii) for breach of any representation or warranty or covenant of Seller, or (iii) pursuant to any provisions of any of the documents delivered by Seller to Buyer at Closing or in connection with any and all documents executed pursuant hereto or in connection herewith, must be asserted, if at all, and a complaint must be filed, if at all, no later than the date which is six (6) months following the Closing Date, and any liability of Seller in connection therewith shall be limited, in the aggregate, to One Million Dollars ($1,000,000). Seller shall have no liability to Buyer for any of the matters specified above in clauses (i)-(iii) of this Section 8.4 unless the loss resulting from such matter exceeds, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00). Any claim which is not asserted or as to which a complaint is not filed within the time specified in this section shall not be valid or effective and Seller shall have no liability with respect thereto.

      9.    POSSESSION

            Seller shall deliver possession of the Property to Buyer on the Closing Date, subject to the rights of the tenant under the ATM Lease and Seller's rights under the Access Agreement.

      10.   LOSS BY FIRE OR OTHER CASUALTY: CONDEMNATION

            10.1  Damage or Destruction.

                  (a) For purposes of this Section 10.1, the term "materially destroyed or damaged" shall mean damage or destruction that would cost in excess of Five Million Dollars ($5,000,000) to repair. If, before the Closing, the Improvements are materially destroyed or damaged by an insured casualty either party may elect to terminate this Agreement by notice to the other party given within thirty (30) days of the date of such casualty. If, before the Closing, the Improvements are damaged to any extent and such casualty is not insured by Seller, Seller may elect to terminate this Agreement by notice to Buyer given within thirty (30) days of the date of such casualty. In the event either party elects to terminate this Agreement as provided above, this Agreement shall be of no further force or effect and, except for those provisions which expressly survive termination, neither Buyer nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason thereof. In the event of such termination, the cancellation costs (if any) of the Title Company and Escrow Holder shall be borne equally by Buyer and Seller, each party shall bear its own costs incurred hereunder, and the Deposit, less Buyer's share of Title Company and Escrow Holder cancellation costs, shall be returned to Buyer. In the event that this Agreement is not terminated by either party pursuant to this
Section 10.1(a), Buyer shall be obligated to purchase the Property as contemplated herein, Seller shall assign to Buyer all Seller's rights to proceeds under Seller's policy of casualty insurance, and the Purchase Price shall be reduced by the amount of any insurance deductible; provided that in the case of any uninsured loss, the Purchase Price shall be reduced by the reasonable cost of repairing the damage or destruction resulting therefrom.

                  (b) If, before the Closing, the Improvements are damaged, such damage would cost less than Five Million Dollars ($5,000,000) to repair, and such damage is covered by Seller's insurance (allowing for standard deductibles), then this Agreement shall not terminate, Buyer shall be obligated to purchase the Property as contemplated herein, Seller shall assign to Buyer all Seller's rights to proceeds under Seller's policy of casualty insurance, and the Purchase Price shall be reduced by the amount of any insurance deductible.

            10.2  Condemnation.

                  (a) If, before the Closing, all of the Property shall be taken by condemnation or eminent domain (or deed given under threat of eminent domain), this

Agreement shall be automatically terminated. Thereafter, this Agreement shall be null and void and of no further force or effect and, except for those provisions which expressly survive termination, neither Buyer nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason thereof. In the event of such termination, the cancellation costs of the Title Company and Escrow Holder shall be borne equally by Buyer and Seller, each party shall bear its own costs incurred hereunder, and the Deposit, less Buyer's share of Title Company and Escrow Holder cancellation costs, shall be returned to Buyer.

                  (b) If, before the Closing, a material portion of the Property shall be taken by condemnation or eminent domain (or deed given under threat of eminent domain), then Buyer, at Buyer's option, may terminate this Agreement by providing written notice of such termination to Seller within ten
(10) days of Buyer's receipt of written notice of the taking (Buyer's failure to give such notice within such period shall be deemed an election not to terminate this Agreement). If Buyer does not so terminate this Agreement, paragraph (c), below, shall apply. If Buyer elects to terminate this Agreement under this paragraph (b), this Agreement shall be of no further force or effect and, except for those provisions which expressly survive termination, neither Buyer nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason thereof. For purposes of this Section 10.2, the term "material portion" shall mean any portion of the Property having a value in excess of Five Million Dollars ($5,000,000) or that materially impairs the access to the Property. In the event of such termination, the cancellation costs of the Title Company and Escrow Holder shall be borne equally by Buyer and Seller, each party shall bear its own costs incurred hereunder, and the Deposit, less Buyer's share of Title Company and Escrow Holder cancellation costs, shall be returned to Buyer.

                  (c) If this Agreement is not terminated in accordance with the foregoing, Buyer shall accept title to the Property subject to such taking. In such event, at the Closing the Seller's interest, if any, in proceeds from the taking of the Property condemned shall be assigned by Seller to Buyer.

      11.   MISCELLANEOUS

            The provisions of this Article 11 shall survive Closing and any termination of this Agreement.

            11.1. Notices. Any communication, notice or demand of any kind whatsoever that either party may be required or may desire to give to or serve upon the other shall be in writing, addressed to the parties at the addresses set forth below, and delivered by personal service, by Federal Express or other national overnight delivery service, or by registered or certified mail, postage prepaid, return receipt requested:

       If to Seller:           Levi Strauss & Co.
                               1155 Battery Street
                               San Francisco, CA 94111
                               Attention: Susan E. Shipley
                                          Vice President - Real Estate
                               Facsimile No.: (415) 501-3960
                               Telephone No.: (415) 501-7759

       With copy to:           Hoffman, Finney & Sandel
                               505 Montgomery Street, Suite 1530
                               San Francisco, CA 94111
                               Attention:  Charles P. Sandel
                               Facsimile No.:  (415) 362-7441
                               Telephone No.:  (415) 362-2200

       If to Buyer:            Williams-Sonoma, Inc.
                               3250 Van Ness Avenue
                               San Francisco, CA 94109
                               Attention:  Mr. Richard Myers
                               Facsimile No.:  (415) 439-8277
                               Telephone No.:  (415) 615-8370


       If to Escrow Holder:    Chicago Title Company
                               388 Market Street, Suite 1300
                               San Francisco, CA 94111
                               Attention: Nicole Carr
                               Facsimile No.:  (415) 956-2175
                               Telephone No.:  (415) 788-0871

            Any such notice shall be deemed delivered as follows: (a) if personally delivered, the date of delivery to the address of the person set forth above to receive such notice; (b) if sent by "next business day" Federal Express or other reputable overnight courier service, the next business day after being sent; or (c) if sent by facsimile transmission, the date transmitted to the person to receive such notice if sent by 5:00 p.m. Pacific Time and the next business day if sent after 5:00 p.m. Pacific Time, provided that there is evidence of such transmission printed by the sending machine. Any notice sent by facsimile transmission must be confirmed by personally delivering or mailing a copy of the notice sent by facsimile transmission. Any party may change its address for notice by written notice given to the other at least three (3) business days before the effective date of such change in the manner provided in this Section.

                  11.2. Brokers and Finders.

                        (a) Buyer and Seller each represent to the other that they have not dealt with any brokers or finders in connection with the purchase and sale of the Property, except for Grubb & Ellis Company, whose commission, if any is due, shall be paid by Seller pursuant to a separate written agreement between Grubb & Ellis and Seller.

                        (b) In the event of a claim for broker's fees, finder's fees, commissions or other similar compensation in connection herewith:
(i) Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, shall indemnify and defend Seller against and hold Seller harmless (using counsel reasonably satisfactory to Seller) from any and all damages, liabilities, costs, expenses and losses (including, without limitation, attorneys' fees and costs) that Seller sustains or incurs by reason of such claim; and (ii) Seller, if such claim is based upon any agreement alleged to have been made by Seller, shall indemnify and defend Buyer against and hold Buyer harmless (using counsel reasonably satisfactory to Buyer) from any and all damages, liabilities, costs, expenses and losses (including, without limitation, attorneys' fees and costs) that Buyer sustains or incurs by reason of such claim. The provisions of this subsection shall survive the termination of this Agreement or the Closing.

                  11.3. Successors and Assigns. Buyer shall not assign its rights and obligations under this Agreement, without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion. Buyer, in the event of any such assignment, shall not be released from any obligations hereunder and shall remain bound by all of the obligations set forth in this Agreement. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, administrators, successors and assigns.

                  11.4. Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public record.

                  11.5. Amendments. This Agreement may be amended or modified only by a written instrument executed by both parties.

                  11.6 Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Each party and its counsel have reviewed and revised this Agreement and each shall be deemed to have drafted it. The terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed.

                  11.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                  11.8. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written representations, statements, documents, understandings and agreements with respect thereto.

                  11.9. Attorneys' Fees and Costs. If either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred.

                  11.10. Time of Essence. Time is of the essence of this Agreement.

                  11.11. Consultant Reports. If the transaction contemplated herein fails to close for any reason, Buyer shall deliver to Seller, at no cost to Seller, the results and/or copies of all such information, surveys, reports, tests, and studies, if any, provided for Buyer by third party consultants.

                  11.12. No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.

                  11.13. Further Acts. Each party, at the request of the other, shall execute, acknowledge or have notarized (if appropriate) and deliver in a timely manner such additional documents, and do such other additional acts, also in a timely manner, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

                  11.14. No Intent To Benefit Third Parties. Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party, and no third party shall be entitled to enforce, or otherwise shall acquire any right, remedy or benefit by reason of, any provision of this Agreement.

                  11.15. Performance Due On Day Other Than Business Day. If the time period for the performance of any act called for under this Agreement expires on a Saturday, Sunday or any other day on which banking institutions in the State of California are authorized or obligated by law or executive order to close (a "Holiday"), the act in question may be performed on the next succeeding day that is not a Saturday, Sunday or Holiday.

                  11.16. Confidentiality. Until the Closing, Buyer and its partners, members, attorneys, agents, contractors, employees and consultants will treat the information disclosed to it by Seller (including, without limitation, any Due Diligence Materials) and the existence of the transaction contemplated herein as confidential, giving it the same care as Buyer's own confidential information, and make no use of any such disclosed information except in connection with the transaction contemplated herein or to the extent required by court or legal requirements. Buyer shall instruct each of its attorneys, agents, contractors, employees and consultants as to the existence of this confidentiality agreement and the necessity of complying herewith and shall obtain their agreement to maintain confidentiality to the same extent as provided herein. In the event that this Agreement terminates for any reason, Buyer shall promptly return copies of all such confidential information to Seller and shall not retain any copies thereof, and shall retrieve all confidential information and copies or extracts thereof from its attorneys, agents, contractors, employees and consultants, and return the same to Seller. Notwithstanding any provision of this Agreement that calls for the Deposit to be returned to Buyer in the event of a termination of this Agreement, the parties agree that the Deposit shall not be returned to Buyer unless and until Buyer has fulfilled its obligation to return to Seller such confidential information as provided herein. In the event of a breach or threatened breach of this provision, Seller shall be entitled to an injunction restraining Buyer and/or its agents, contractors, employees and consultants from disclosing, in whole or in part, any such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. Prior to the Closing, Buyer shall not, without the prior written consent of Seller, distribute any press release or make any other public announcement regarding this Agreement, the transaction contemplated hereby, the Property, or the proposed sale of the Property.

                  11.17. "Real Estate Reporting Person". The parties hereto agree that the Escrow Holder is hereby designated as the "real estate reporting person" for purposes of complying with Section 6045 of the IRC.

                  11.18. Venue. Each of the parties hereto consents to the jurisdiction of any court in the City and County of San Francisco, California for any action arising out of matters related to this Agreement. Each of the parties hereto waives the right to commence an action in connection with this Agreement in any court outside of such County.

                  11.19. No Joint Venture; Not an Offer. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller nor shall presentation of drafts hereof by one party to the other be deemed an offer. This Agreement shall only become a binding and enforceable contract upon execution hereof by both parties.

                  11.20. Counterparts. This Agreement may be executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart. Facsimile signatures shall be binding.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

Dated:
                                     SELLER:

                                     LEVI STRAUSS & CO.,
                                     a Delaware corporation


                                     By: /s/ JOSEPH M. MAURER
                                        ---------------------------------------

                                     Name:  Joseph M. Maurer
                                          -------------------------------------
                                     Title:  Vice President & Treasurer
                                           ------------------------------------


                                     BUYER:

                                     WILLIAMS-SONOMA, INC.,
                                     a California corporation


                                     By: /s/ J. RICHARD MYERS
                                        ---------------------------------------
                                     Name:  J. Richard Myers
                                          -------------------------------------
                                     Title:  Vice President Facilities
                                           ------------------------------------

                                    EXHIBIT A

                                LEGAL DESCRIPTION

CITY OF SAN FRANCISCO

PARCEL ONE:

BEGINNING AT THE POINT OF INTERSECTION OF THE SOUTHERLY LINE OF UNION STREET WITH THE EASTERLY LINE OF ICE HOUSE ALLEY, FORMERLY GAINES STREET; RUNNING THENCE EASTERLY ALONG SAID SOUTHERLY LINE OF UNION STREET, 120 FEET TO THE WESTERLY LINE OF BATTERY STREET; THENCE AT A RIGHT ANGLE, SOUTHERLY ALONG SAID WESTERLY LINE OF BATTERY STREET, 100 FEET; THENCE AT A RIGHT ANGLE, WESTERLY 120 FEET TO THE EASTERLY LINE OF ICE HOUSE ALLEY; THENCE NORTHERLY ALONG SAID EASTERLY LINE OF ICE HOUSE ALLEY, 100 FEET TO THE POINT OF BEGINNING.

BEING A PORTION OF 50 VARA BLOCK NO. 29

PARCEL TWO:

BEGINNING AT THE POINT OF INTERSECTION OF THE EASTERLY LINE OF SANSOME STREET WITH THE SOUTHERLY LINE OF UNION STREET; RUNNING THENCE EASTERLY ALONG SAID SOUTHERLY LINE OF, UNION STREET, 120 FEET TO THE WESTERLY LINE OF ICE HOUSE ALLEY; FORMERLY GAINES STREET; THENCE AT A RIGHT ANGLE, SOUTHERLY ALONG SAID WESTERLY LINE OF ICE HOUSE ALLEY, 177.523 FEET, MORE OR LESS, TO A POINT DISTANT THEREON 97.50 FEET NORTHERLY FROM THE NORTHERLY LINE OF GREEN STREET; THENCE AT A RIGHT ANGLE, WESTERLY 120 FEET TO THE EASTERLY LINE OF SANSOME STREET; THENCE NORTHERLY ALONG SAID EASTERLY LINE OF SANSOME STREET, 177.523 FEET, MORE OR LESS, TO THE POINT OF BEGINNING.

BEING A PORTION OF 50 VARA BLOCK NO. 29.

PARCEL THREE:

ALL THAT AIR SPACE AND SUBSURFACE AREA BELOW A HORIZONTAL PLANE AT ELEVATION
89.75 FEET CITY DATUM, THE BOUNDARIES OF WHICH, IF PROJECTED VERTICALLY DOWNWARD, WILL INTERCEPT AND ENCOMPASS THE FOLLOWING DESCRIBED PARCEL OF LAND:

BEGINNING AT THE INTERSECTION OF THE SOUTHERLY LINE OF UNION STREET WITH THE EASTERLY LINE OF ICE HOUSE ALLEY, FORMERLY GAINES STREET; AND THENCE RUNNING SOUTHERLY ALONG SAID LINE OF ICE HOUSE, 100.00 FEET; THENCE AT A RIGHT ANGLE, WESTERLY 5.00 FEET; THENCE AT A RIGHT ANGLE, NORTHERLY, PARALLEL WITH SAID LINE OF ICE HOUSE ALLEY, 100.00 FEET; THENCE AT A RIGHT ANGLE, EASTERLY 5.00 FEET TO THE POINT OF BEGINNING.

PARCEL FOUR:

ALL THAT AIR SPACE AND SUBSURFACE ARE BELOW A HORIZONTAL PLANE AT ELEVATION
89.75 FEET CITY DATUM, THE BOUNDARIES OF WHICH, IF PROJECTED VERTICALLY DOWNWARD, WILL INTERCEPT AND ENCOMPASS THE FOLLOWING DESCRIBED PARCEL OF LAND:

BEGINNING AT THE INTERSECTION OF THE SOUTHERLY LINE OF UNION STREET WITH THE WESTERLY LINE OF ICE HOUSE ALLEY, FORMERLY GAINES STREET; AND THENCE RUNNING SOUTHERLY ALONG SAID LINE OF ICE HOUSE, 100.00 FEET; THENCE AT A RIGHT ANGLE, EASTERLY 5.00 FEET; THENCE AT A RIGHT ANGLE, NORTHERLY, PARALLEL WITH SAID LINE OF ICE HOUSE ALLEY, 100.00 FEET; THENCE AT A RIGHT ANGLE, WESTERLY 5.00 FEET TO THE POINT OF BEGINNING.

PARCEL FIVE:

ALL THAT AIR SPACE BETWEEN A HORIZONTAL PLANE AT ELEVATION 93.75 FEET CITY DATUM AND A HORIZONTAL PLANE AT ELEVATION 89.75 FEET CITY DATUM, THE BOUNDARIES OF WHICH, IF PROJECTED VERTICALLY DOWNWARD, WILL INTERCEPT AND ENCOMPASS THE FOLLOWING DESCRIBED PARCEL OF LAND:

BEGINNING AT A POINT ON THE EASTERLY LINE OF ICE HOUSE ALLEY, FORMERLY GAINES STREET, DISTANT THEREON 39.00 FEET SOUTHERLY FROM THE SOUTHERLY LINE OF UNION STREET; AND THENCE RUNNING SOUTHERLY ON SAID LINE OF ICE HOUSE ALLEY, 1.00 FOOT; THENCE AT A RIGHT ANGLE, WESTERLY 35.00 FEET TO THE WESTERLY LINE OF SAID ICE HOUSE ALLEY; THENCE AT A RIGHT ANGLE, NORTHERLY ALONG THE LAST SAID LINE OF ICE HOUSE ALLEY, 1.00 FOOT; THENCE AT A RIGHT ANGLE, EASTERLY 35.00 FEET TO SAID EASTERLY LINE OF ICE HOUSE ALLEY AND THE POINT OF BEGINNING.

PARCEL SIX:

ALL THAT AIR SPACE BETWEEN A HORIZONTAL PLANE AT ELEVATION 93.75 FEET CITY DATUM AND A HORIZONTAL PLANE AT ELEVATION 89.75 FEET CITY DATUM, THE BOUNDARIES OF WHICH, IF PROJECTED VERTICALLY DOWNWARD, WILL INTERCEPT AND ENCOMPASS THE FOLLOWING DESCRIBED PARCEL OF LAND:

BEGINNING AT A POINT ON THE EASTERLY LINE OF ICE HOUSE ALLEY, FORMERLY GAINES STREET, DISTANT THEREON 74.00 FEET SOUTHERLY FROM THE SOUTHERLY LINE OF UNION STREET; AND THENCE RUNNING SOUTHERLY ON SAID LINE OF ICE HOUSE ALLEY, 1.00 FOOT; THENCE AT A RIGHT ANGLE, WESTERLY 35.00 FEET TO THE WESTERLY LINE OF SAID ICE HOUSE ALLEY; THENCE AT A RIGHT ANGLE, NORTHERLY ALONG THE LAST SAID LINE OF ICE HOUSE ALLEY, 1.00 FOOT; THENCE AT A RIGHT ANGLE, EASTERLY 35.00 FEET TO SAID EASTERLY LINE OF ICE HOUSE ALLEY AND THE POINT OF BEGINNING.

PARCEL SEVEN:

ALL THE AIR SPACE BETWEEN A HORIZONTAL PLANE AT ELEVATION 89.75 FEET CITY DATUM AND A HORIZONTAL PLANE AT ELEVATION 19.75 FEET CITY DATUM, THE BOUNDARIES OF WHICH, IF PROJECTED VERTICALLY DOWNWARD, WILL INTERCEPT AND ENCOMPASS THE FOLLOWING DESCRIBED PARCEL OF LAND:

COMMENCING AT A POINT ON THE WESTERLY LINE OF ICE HOUSE ALLEY, FORMERLY GAINES STREET, DISTANT THEREON 40.00 FEET SOUTHERLY FROM THE SOUTHERLY LINE OF UNION STREET; AND THENCE RUNNING WESTERLY AT RIGHT ANGLE TO SAID LINE OF ICE HOUSE ALLEY, 5.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING WESTERLY ALONG THE WESTERLY PROLONGATION OF THE LAST SAID COURSE, PARALLEL WITH SAID LINE OF UNION STREET, 25.00 FEET; THENCE AT A RIGHT ANGLE SOUTHERLY 34.00 FEET; THENCE AT A RIGHT ANGLE, EASTERLY 25.00 FEET; THENCE AT A RIGHT ANGLE, NORTHERLY 34.00 FEET TO THE TRUE POINT OF BEGINNING.

LOT 001, BLOCK 0112 (AFFECTS PARCEL ONE)
LOT 009, BLOCK 0112 (AFFECTS PARCEL TWO)

                                    EXHIBIT B

                                ACCESS AGREEMENT



RECORDING REQUESTED AND WHEN
RECORDED RETURN TO:

                                GRANT OF EASEMENT


      THIS GRANT OF EASEMENT (the "Easement") is made and entered into as of the _____ day of ____________, 2000, by and between _________________________
("Grantor") and Levi Strauss & Co., a Delaware corporation ("LS&CO").

                              W I T N E S S E T H:
                               - - - - - - - - - -

      A. Grantor is the owner of that certain real property located in the City and County of San Francisco, California, commonly known as Ice House One and Ice House Two, 151 Union Street, San Francisco, and more particularly described on Exhibit "A" attached hereto (the "Ice House Property"). Grantor acquired the Ice House Property from LS&CO.

      B. LS&CO occupies a portion of the real property across Union Street from the Ice House Property, located in the City and County of San Francisco, California, commonly known as Levi's Plaza, and more particularly described on Exhibit "B" attached hereto (the "Levi's Plaza Property").

      C. There is located in the electrical room on the ground floor of the Ice House One building a generator ("Generator") and an uninterruptible power system ("UPS"). The Generator and UPS provide emergency power through a gutter that travels through the Ice House Property under Union Street and connects to electrical power facilities in the Levi's Plaza Property, to supply emergency electrical power to LS&CO's premises at the Levi's Plaza Property.

      D. LS&CO requires the continued use of the Generator and UPS, and continued access to the portions of the Ice House Property in which are located the electrical room, the Generator, the UPS and the gutter connecting those facilities with the Levi's Plaza Property electrical facilities for the continued use, maintenance, repair and replacement of the Generator, the UPS, and their associated cabling, gutter, conduit, connections and other elements of such systems (collectively the "Equipment"). Grantor has agreed to grant to LS&CO easements and other rights to enable LS&CO to continue to use, maintain, repair and replace the Generator, the UPS and the Equipment, as described herein.

            NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the promises and the mutual agreements hereinafter set forth, the parties agree as follows:

            1. Utility Easement. Grantor hereby grants, transfers and conveys to LS&CO an easement (the "Utility Easement") in and over that portion of the Ice House Property where the Generator, the UPS and the Equipment related to the maintenance of electric service to LS&CO's premises at the Levi's Plaza Property are located as of the date of this Easement. The area of the Utility Easement is generally described as the area shown on the _____________ Map attached hereto as Exhibit "C" as the cross hatched area identified as the "Utility Easement."

                  (a) Use. The Utility Easement shall include an easement for twenty-four (24) hour access by LS&CO and its agents, employees, contractors, subtenants and invitees (the "LS&CO Parties") to the Generator, UPS and the Equipment, and to the area of the Ice House Property in which the Utility Easement is located, for the purpose of the installation, maintenance, inspection, repair, replacement, modification and removal of the Generator, UPS and the Equipment. (As used in this Easement, the term "Maintenance Activities" shall refer to the installation, maintenance, inspection, testing, repair, replacement, modification or removal by LS&CO of the Generator, UPS, and Equipment, and any elements or components thereof).

                  (b) Maintenance Activities Concerning the Utility Easement. LS&CO, at LS&CO's sole cost and expense, shall be responsible for all Maintenance Activities conducted by LS&CO in connection with the Generator, UPS and Equipment. To the extent that any Maintenance Activities conducted by LS&CO within the Utility Easement results in damage to the pavement surface within the Utility Easement, LS&CO shall, at LS&CO's sole cost and expense, restore such pavement to substantially the then-existing condition of the pavement surrounding any such damaged area.

                  (c) Generator. LS&CO and Grantor shall in good faith cooperate to determine whether and to what extent the Generator may be used by Grantor. In all events, LS&CO shall have no liability and Grantor fully releases LS&CO of and from any and all claims, damages, costs, losses and liability related to the Generator, UPS or Equipment, including, without limitation, any of the same caused by or arising from any change or interruption in the functioning of or discontinuance of the use of the Generator, UPS or Equipment, whether due to repairs, maintenance, failure of utility service or any other cause whatsoever.


            2. Easements to Run With the Land. The Easements granted herein and all terms, rights, conditions, obligations, restrictions, covenants and limitations contained herein with respect to such Easements, shall burden and run with the Ice House Property, and shall benefit LS&CO and its premises at the Levi's Plaza Property.

            3. Enforcement. Enforcement of the covenants contained in this Easement may be by legal or equitable proceedings against any person violating any restriction, covenant, condition or agreement herein contained, either to restrain or enjoin such violation or to recover damages.

            4. Amendments. This Easement may be modified, amended, or terminated only by a written agreement executed by Grantor, LS&CO and LS&CO or their respective successors and assigns and no other persons shall have any rights whatsoever to join in, prevent or otherwise affect or limit any such modification, amendment or termination.

            5. Costs. In the event of any litigation between the parties arising out of the obligations of the parties under this Easement, the non-prevailing party shall pay the prevailing party's costs and expenses of such litigation, including without limitation reasonable attorneys' fees.

            6. Severability. Invalidation of any of the provisions contained in this Easement or of the application thereof to any person, by legislation, judgement or court order, shall have no effect upon any of the other provisions hereof, or the application thereof to any other person, and the same shall remain in full force and effect.

            7. Captions. The headings of the paragraphs of this Easement are for convenience only and are not a part of this Easement and do not in any way limit or amplify the terms and provisions of this Easement.

            8. Entire Agreement. This Easement contains the entire agreement between the parties relating to the rights herein granted and the obligations herein assumed.

            9. Governing Law. This Easement shall be governed by and construed according to the laws of the State of California.

            10. Binding Effect. This Easement shall bind and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto.

            IN WITNESS WHEREOF, the parties have executed this Easement as of the date first above written.

GRANTOR:                                     GRANTEE:

______________________________,              LEVI STRAUSS & CO.,
a _____________________________              a Delaware corporation

                                             By: ______________________________
By: _______________________________
                                             Title: ___________________________
Title:_____________________________

STATE OF CALIFORNIA                 )
                                    ) ss.
County of ________________          )


      On , 2000, before me, _______________________, a Notary Public, personally appeared __________________________________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

                        WITNESS my hand and official seal.


Signature                                                           [SEAL]
          ---------------------------------------------







STATE OF CALIFORNIA                 )
                                    ) ss.
County of ________________          )


      On , 2000, before me, _______________________, a Notary Public, personally appeared ___________________________________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

                        WITNESS my hand and official seal.


Signature                                                         [SEAL]
          ----------------------------------------------

                                    EXHIBIT C

                                   GRANT DEED


RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:



MAIL TAX STATEMENTS TO:

------------------------------
------------------------------
------------------------------
------------------------------


Documentary Transfer Tax is not of public record and is shown on a separate sheet.

                                   GRANT DEED

            FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, LEVI STRAUSS & CO., a Delaware corporation, hereby grants to ____________________, a __________________, the real property located in the
City of San Francisco, County of San Francisco, State of California, described on ExhibitA attached hereto and made a part hereof, subject to the exceptions to title described on Exhibit B attached hereto and made a part hereof.

            Executed as of this ____ day of ____________, 1999.

                                            LEVI STRAUSS & CO.,
                                            a Delaware corporation


                                            By:________________________________

                                            Name:______________________________

                                            Its:_______________________________

                                    EXHIBIT D

                                  BILL OF SALE


                                  BILL OF SALE

            THIS BILL OF SALE is executed as of _____________, 1999, by and between LEVI STRAUSS & CO., a Delaware corporation ("Transferor"), and ___________________________, a ___________________________ ("Transferee"),
pursuant to that certain Purchase and Sale agreement dated as of ___________________, 1999 (the "Purchase Agreement"), by and between Transferor and Transferee.

            FOR VALUE RECEIVED, receipt of which is hereby acknowledged, Transferor does hereby grant, bargain, sell, convey, assign, transfer and set over unto Transferee, absolutely and not as security, all of the following property, to the extent of Transferor's right, title and interest therein the tangible personal property described on Schedule 1 attached hereto and incorporated herein by this reference (the "Transferred Property").

            TRANSFEROR IS NOT MAKING ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED PROPERTY, INCLUDING, WITHOUT LIMITATION: (I) VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF ANY OF THE TRANSFERRED PROPERTY, (II) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO ANY OF THE TRANSFERRED PROPERTY, AND
(III) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE TRANSFERRED PROPERTY. TRANSFEREE AGREES THAT WITH RESPECT TO THE TRANSFERRED PROPERTY, TRANSFEREE HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF TRANSFEROR. TRANSFEREE REPRESENTS THAT IT IS A KNOWLEDGEABLE BUYER AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF TRANSFEREE'S CONSULTANTS, AND THAT TRANSFEREE WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE TRANSFERRED PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL CONDITION THEREOF, AS IT DEEMS REASONABLE, NECESSARY OR APPROPRIATE, AND SHALL RELY UPON SAME, AND UPON CLOSING, SHALL ASSUME THE RISKS THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL CONDITION, MAY NOT HAVE BEEN REVEALED BY TRANSFEREE'S INSPECTIONS AND INVESTIGATIONS. TRANSFEREE ACKNOWLEDGES AND AGREES THAT UPON CLOSING, TRANSFEROR IS CONVEYING TO TRANSFEREE AND TRANSFEREE HEREBY ACCEPTS THE TRANSFERRED PROPERTY "AS IS, WHERE IS" WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE TRANSFERRED PROPERTY, BY TRANSFEROR OR ANY THIRD PARTY.

            This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

            IN WITNESS WHEREOF, Transferor and Transferee have executed this Bill of Sale as of the day and year first above written.

                                   TRANSFEROR:

                                   LEVI STRAUSS & CO.,
                                   a Delaware corporation



                                   By:_______________________________________

                                   Name:_____________________________________

                                   Its:______________________________________



                                   TRANSFEREE:

                                   _________________________________________,
                                   a ________________________________________


                                   By:_______________________________________

                                   Name:_____________________________________

                                   Its:______________________________________

                                   SCHEDULE 1
                                       TO
                                  BILL OF SALE


                                      NONE.

                                    EXHIBIT E

                       Assignment and Assumption of Lease


                       ASSIGNMENT AND ASSUMPTION OF LEASE

            THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this "Assignment") is made this __________ day of_______________, 1999, by LEVI STRAUSS & CO., a Delaware
corporation ("Assignor"), to ___________________________, a _________________
("Assignee"):

                                    RECITALS:

            A. Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated as of ____________________, 1999 (the "Purchase Agreement"), with respect to certain real property commonly known as 151 Union Street, San Francisco, California, as more particularly described on Exhibit A to the Purchase Agreement (the "Property").

            B. Pursuant to the Purchase Agreement, Assignor is obligated to assign to Assignee all of its right, title and interest in and to that certain Lease between Assignor and Bank of America dated ____________________, 19_____ (the "Lease").

                                   AGREEMENT:

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee, effective as of the Closing Date (as defined below), all of its estate, right, title and interest in and to the Lease, together with all security deposits paid to and held by Assignor under the Lease.

            1. The term "Lease" as used herein shall mean the Lease and all renewals, modifications, amendments or other agreements, if any, affecting the Lease, entered into by Assignor or its predecessors in interest, together with all rents, issues and profits thereunder. For purposes of this Assignment, the "Closing Date" shall be the date of the Closing (as defined in the Purchase Agreement).

            2. Assignee hereby accepts the foregoing assignment, and assumes the performance of all of the terms, covenants and conditions imposed upon Assignor accruing or arising under the Lease on or after the Closing.

            3. If either party hereto fails to perform any of its obligations under this Assignment or, if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Assignment, and an action is filed, the prevailing party in any such action shall be entitled to recover from the other party, in addition to any other relief that may be granted, its court costs and reasonable attorneys' fees and disbursements, including such incurred in connection with any appeal.

            4. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective parties thereto.

            5. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

            6. Assignee hereby agrees to indemnify and hold harmless Assignor, Assignor's agents, officers, directors, shareholders and employees, and their respective successors and assigns from and against any and all claims, liens, damages, demands, causes of action, losses, liabilities, lawsuits, judgments, costs and expenses, including reasonable attorneys' fees to the extent resulting from or relating to Assignor's obligations under the Lease as of or subsequent to the Closing.

            7. This Assignment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

            8. For purposes of this Assignment, the "Closing Date" shall be the date of the Closing (as defined in the Purchase Agreement).

            IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.


                                    ASSIGNOR:

                                    LEVI STRAUSS & CO.,
                                    a Delaware corporation


                                    By:_______________________________________

                                    Name:_____________________________________

                                    Its:______________________________________

                                    ASSIGNEE:

                                    _________________________________________,
                                    a ________________________________________


                                    By:_______________________________________

                                    Name:_____________________________________

                                    Its:______________________________________

                                   EXHIBIT F


                 Assignment and Assumption of Service Contracts


                                   ASSIGNMENT
                       AND ASSUMPTION OF SERVICE CONTRACTS


            THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS (this "Assignment") is made this ___day of ____________, 1999, by LEVI STRAUSS & CO., a Delaware corporation ("Assignor") to ____________________, a __________________ ("Assignee").

                                    RECITALS:

            A. Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated as of ____________________, 1999 (the "Purchase Agreement"), with respect to certain real property commonly known as 151 Union Street, San Francisco, California, as more particularly described on Exhibit A to the Purchase Agreement (the "Property").

            B. Pursuant to the Purchase Agreement, Assignor is obligated to assign to Assignee all of its right, title and interest in and to certain Contracts between Assignor and third parties.

                                   AGREEMENT:

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Closing Date (as defined below), Assignor hereby assigns and transfers unto Assignee all of Assignor's right, title, claim and interest in and under all of the service contracts listed on Schedule 1 attached hereto (the "Service Contracts").

            ASSIGNOR AND ASSIGNEE FURTHER HEREBY AGREE AND COVENANT AS FOLLOWS:

            1. Effective as of the Closing Date (as defined below), Assignor hereby assigns to Assignee all of its right, title and interest in and to the Service Contracts, and Assignee hereby accepts such assignment and assumes all of the owner's obligations under the Service Contracts.

            2. If either party hereto fails to perform any of its obligations under this Assignment or, if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Assignment, and an action is filed, the prevailing party in any such action shall be entitled to recover from the other party, in addition to any other relief that may be granted, its court costs and reasonable attorneys' fees and disbursements, including such incurred in connection with any appeal.

            3. This Assignment may be signed in counterparts and all counterparts so executed shall constitute one contract, binding on all parties hereto, even though all parties are not signatory to the same counterpart.

            4. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

            5. Assignee hereby agrees to indemnify Assignor and hold Assignor and Assignor's agents, officers, directors, shareholders and employees, and their respective successors and assigns harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including but not limited to reasonable attorneys' fees and expenses) to the extent resulting from the owner's obligations under the Service Contracts that relate to the period on or after the Closing Date.

            6. This Assignment shall be governed by and construed and in accordance with the laws of the State of California.

            7. For purposes of this Assignment, the "Closing Date" shall be the date of the Closing (as defined in the Purchase Agreement).

            IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.


                                    ASSIGNOR:

                                    LEVI STRAUSS & CO.,
                                    a Delaware corporation


                                    By:_______________________________________

                                    Name:_____________________________________

                                    Its:______________________________________

                                    ASSIGNEE:

                                    _________________________________________,
                                    a ________________________________________


                                    By:_______________________________________

                                    Name:_____________________________________

                                    Its:______________________________________

                                   SCHEDULE 1
                                       TO
                         ASSIGNMENT OF SERVICE CONTRACTS

                                LIST OF CONTRACTS

                                    EXHIBIT G

                                NOTICE TO TENANT



VIA REGISTERED MAIL

            Re:   151 Union Street, San Francisco, California

Dear Tenant:

      You are hereby notified that as of the above date, Levi Strauss & Co. has transferred that certain real property commonly known as 151 Union Street office building, in San Francisco, California, including its interest in your Lease to _________________________("Buyer") who is assuming all responsibility for security deposits held under your lease in the amount of _____________.

      You are hereby directed to make all future rental payments and other amounts due under the terms of your Lease to Buyer at the following address:




      Attention:

      You are hereby directed to cause all insurance required under your lease to be issued in favor of Buyer and a certificate evidencing same to be delivered to Buyer at the above address. All future notices with respect to your lease should be delivered to Buyer at the above address.


                                     Very truly yours,

                                     LEVI STRAUSS & CO.,
                                     a Delaware corporation


                                     By:_______________________________________

                                     Name:_____________________________________

                                     Its:______________________________________

                                    EXHIBIT H

                               DELIVERED DOCUMENTS


October 26, 1999 Title Report and exceptions

ALTA Survey

Grubb & Ellis Offering Memorandum

OB&A Building Assessment Report, dated November 30, 1999

ALTA Survey, revised 12/3/99

Revisions to OB&A Report (undated)

Property Tax bills for 97/98, 98/99 and 99/2000

Seismic Performance and Risk Analysis, prepared by Forell/Elsesser Engineers with Charles C.Thiel Jr., dated March 1995

Seismic Risk Assessment of the Icehouse, prepared by EMG, dated November 9, 1999

Draft Seismic Performance and Risk Analysis for Ice House Buildings, prepared by Telesis Engineers, dated September 13, 1999